Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARTHROCARE CORPORATION

1.	The name of the corporation is ArthroCare Corporation.

2.
The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

3.
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

4.	The corporation is to have perpetual existence.

5.
The total number of shares of common stock which the corporation shall have authority to issue is ten thousand and the par value of each of such shares is One Cent ($.01) amounting in the aggregate to One Hundred Dollars ($100.00).

6.	Management of the corporation shall be vested in a board of directors and in officers, as provided in the by-laws of the corporation.

7.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

(a)	To make, alter or repeal the by-laws of the corporation.

(b)	To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

(c)	To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(d)
To designate one or more committees, each committee to consist of one or more of the directors of the corporation.  The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the corporation.

(e)
When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

5.
Election and removal of officers and directors shall be as provided in the by-laws of the corporation, and such elections need not be by written ballot unless the by-laws of the corporation so provide.

6.
Meetings of the stockholders and of the board of directors of the corporation may be held within or without the State of Delaware, and will be held at the time and in the place and manner as the by-laws provide.

7.
Subject to, and as otherwise provided in the by-laws of the corporation, the stockholders and the board of directors may take action in writing, without formal meeting and without notice, provided such writing is signed by all of the stockholders or by all of the members of the board of directors, as applicable., which writing will be made a part of the books and records of the corporation.

8.
The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

9.	The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

10.
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

11.
To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.